   As filed with the Securities and Exchange Commission on December 29, 1997
                                                  Registration No. 333-_________

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C.  20549

                                   FORM S-8
                         REGISTRATION STATEMENT UNDER
                          THE SECURITIES ACT OF 1933


                      THE PEOPLES BANCTRUST COMPANY, INC.
                      -----------------------------------


            (Exact name of registrant as specified in its charter)

             Alabama                                       63-0896239
  -------------------------------                     -------------------
  (State or other jurisdiction of                     (I.R.S. Employer
  incorporation or organization                       Identification No.)

                               310 BROAD STREET
                             Selma, Alabama  36701
                    ---------------------------------------
                    (Address of Principal Executive Office)

                      THE PEOPLES BANCTRUST COMPANY, INC.
                            1992 Stock Option Plan
                    ---------------------------------------
                           (Full title of the plan)

                             RICHARD P. MORTHLAND
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                      The Peoples BancTrust Company, Inc.
                               310 Broad Street
                             Selma, Alabama  36701
         -------------------------------------------------------------
                    (Name and address of agent for service)

                                (334) 875-1000
         -------------------------------------------------------------
         (Telephone number, including area code, of agent for service)

                                  COPIES TO:

                         EDWARD B. CROSLAND, JR., ESQ.
                                  KUTAK ROCK
                         1101 CONNECTICUT AVENUE, N.W.
                                  SUITE 1000
                         WASHINGTON, D.C.  20036-4374

                        CALCULATION OF REGISTRATION FEE

===================================================================================================
                                            Proposed Maximum     Proposed Maximum      Amount of
   Title of Securities      Amount to be     Offering Price     Aggregate Offering    Registration
    to be registered         registered         Per Share              Price              Fee
---------------------------------------------------------------------------------------------------
     Common Stock,
     $.10 par value          200,000(1)                  (2)       $4,208,965(2)        $1,242
===================================================================================================

(1) Maximum number of shares issuable upon exercise of options granted or to be granted under The Peoples BancTrust Company, Inc. 1992 Stock Option Plan, as such amount may be increased in accordance with Section 11 of said plan in the event of a merger, consolidation, recapitalization or similar event involving the registrant.
(2) Under Rule 457(h) the registration fee may be calculated based upon the price at which the options may be exercised. 200,000 shares are being registered hereby, of which 79,100 are under option at a weighted average exercise price of $9.65 per share ($763,315 in the aggregate). The remainder of the shares, which are not presently subject to option (120,900 shares), are being registered based upon the average of the bid and asked price of $28.50 per share of Common Stock on the Nasdaq Small-Cap Market on December 19, 1997 ($3,445,650 in the aggregate). Accordingly, the total amount of the offering being registered herein is $4,208,965.

                                    PART I

                          INFORMATION REQUIRED IN THE
                           SECTION 10(a) PROSPECTUS


Item 1.  PLAN INFORMATION*
-------

Item 2.  REGISTRANT INFORMATION AND EMPLOYEE PLAN ANNUAL INFORMATION*
-------

         *Documents containing the information required by Part I of this Registration Statement will be sent or given to participants in The Peoples BancTrust Company, Inc. 1992 Stock Option Plan (the "Plan") in accordance with Rule 428(b)(1) of the General Rules and Regulations Under the Securities Act of 1933 (the "1933 Act"). In accordance with the Note to Part I of Form S-8, such documents are not filed with the Securities and Exchange Commission (the "Commission") either as part of this Registration Statement or as prospectuses or prospectus supplements.


                                    PART II

              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  INCORPORATION OF DOCUMENTS BY REFERENCE
-------

         The Peoples BancTrust Company, Inc. (the "Company") is subject to the informational requirements of the Securities Exchange Act of 1934 (the "1934 Act") and, accordingly, files periodic reports and other information with the Commission. Reports, proxy statements and other information concerning the Company filed with the Commission may be inspected and copies may be obtained (at prescribed rates) at the Commission's Public Reference Section, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549.

         The following documents are incorporated by reference in this Registration Statement:

         (a) The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1996 (File No. 0-13653).

         (b) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997.

         (c) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997.

         (d) The Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997.

         (e) The description of the Company's common stock, par value $0.10 per share (the "Common Stock") contained in the Company's Notice of 1992 Annual Meeting of Shareholders and Proxy Statement dated March 14, 1992 and the Company's Registration Statement on Form 8-B dated June 5, 1985.

         ALL DOCUMENTS FILED BY THE COMPANY PURSUANT TO SECTIONS 13(a), 13(c), 14 AND 15(d) OF THE 1934 ACT AFTER THE DATE HEREOF AND PRIOR TO THE FILING OF A POST-EFFECTIVE AMENDMENT WHICH INDICATES THAT ALL SHARES OF COMMON STOCK OFFERED HEREBY HAVE BEEN SOLD OR WHICH DEREGISTERS ALL SUCH SHARES THEN REMAINING UNSOLD SHALL BE DEEMED TO BE INCORPORATED BY REFERENCE IN THIS REGISTRATION STATEMENT AND TO BE A PART HEREOF FROM THE DATE OF FILING OF SUCH DOCUMENTS.

Item 4.  DESCRIPTIONS OF SECURITIES
-------

         Not applicable.

ITEM 5.  INTERESTS OF NAMED EXPERTS AND COUNSEL
-------

         Not Applicable.

ITEM 6.  INDEMNIFICATION OF DIRECTORS AND OFFICERS
-------

         The Articles of Incorporation of the Company generally provide for indemnification to the extent authorized by applicable law. Division E of the 1994 Alabama Business Corporation Act sets forth circumstances under which directors, officers, employees and agents of the registrant may be insured or indemnified against liability which they may incur in their capacities, as follows:

                          DIVISION E. INDEMNIFICATION

         10-2B-8.50  DEFINITIONS. - In Division E of this Article 8:

         (1) "Corporation" includes any domestic or foreign predecessor entity of a corporation in a merger or other transaction in which the predecessor's existence ceased upon consummation of the transaction.

         (2) "Director" means an individual who is or was a director of a corporation or an individual who, while a director of a corporation, is or was serving at the corporation's request as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture, trust, employee benefit plan, or other enterprise. A director is considered to be serving an employee benefit plan at the corporation's request if his or her duties to the corporation also impose duties on, or otherwise involve services by, the director to the plan or to participants in or beneficiaries of the plan. "Director" includes, unless the context requires otherwise, the estate or personal representative of a director.

         (3) "Expenses" include counsel fees.

         (4) "Liability" means the obligation to pay a judgment, settlement, penalty, fine (including an excise tax assessed with respect to an employee benefit plan), or reasonable expenses incurred with respect to a proceeding.

         (5) "Official capacity" means (i) when used with respect to a director, the office of director in a corporation; and (ii) when used with respect to an individual other than a director, as contemplated in Section 8.56, the office in a corporation held by an officer or the employment or agency relationship undertaken by the employee or agent on behalf of the corporation. "Official capacity" does not include service for any foreign or domestic corporation or any partnership, joint venture, trust, employee benefit plan, or other enterprise.

         (6) "Party" includes an individual who was, is or is threatened to be made a named defendant or respondent in a proceeding.

         (7) "Proceeding" means any threatened, pending, or completed action, suit, or proceeding, whether civil, criminal, administrative, or investigative and whether formal or informal.

         10-2B-8.51 AUTHORITY TO INDEMNIFY. (a) Except as provided in subsection (d), a corporation may indemnify an individual made a party to a proceeding because he or she is or was a director against liability incurred in the proceeding if:

         (1) The individual conducted himself or herself in good faith; and

         (2) The individual reasonably believed:

             (i) In the case of conduct in his or her official capacity with the corporation, that the conduct was in its best interests; and

             (ii) In all other cases, that the conduct was at least not opposed to its best interests; and

         (3) In the case of any criminal proceeding, the individual had no reasonable cause to believe his or her conduct was unlawful.

     (b) A director's conduct with respect to an employee benefit plan for a purpose he or she reasonably believed to be in the interests of the participants in, and beneficiaries of the plan is conduct that satisfies the requirements of subsection (a)(2)(ii).

     (c) The termination of a proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent is not, of itself, determinative that the director did not meet the standard of conduct described in this section.

     (d) A corporation may no indemnify a director under this section:

         (1) In connection with a proceeding by or in the right of the operation in which the director was adjudged liable to the corporation; or

         (2) In connection with any other proceeding charging improper personal benefit to the director, whether or not involving action in his or her capacity, in which the director was adjudged liable on the basis that personal benefit was improperly received by him or her.

     (e) Indemnification permitted under this section in connection with a proceeding by or in the right of the corporation is limited to reasonable expenses incurred in connection with the proceeding.

         10-2B-8.52 MANDATORY INDEMNIFICATION. A corporation shall indemnify a director who was successful, on the merits or otherwise, in the defense of any proceeding, or of any claim, issue or matter in such proceeding, where he or she was a party because he or she is or was a director of the corporation, against reasonable expenses incurred in connection therewith, notwithstanding that he or she was not successful on any other claim, issue or matter in any such proceeding.

         10-2B-8.53 ADVANCE FOR EXPENSES. (a) A corporation may pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding if:

         (1) The director furnishes the corporation a written affirmative of good faith belief that he or she has met the standard of conduct described in Section 8.51;

         (2) The director furnishes the corporation a written undertaking, executed personally or on the director's behalf, to repay the advance if it is ultimately determined that the director did not meet the standard of conduct, or is not otherwise entitled to indemnification under Section 8.519d), unless indemnification is approved by the court under Section 8.54;

         (3) A determination is made that the facts then known to those making the determination would not preclude indemnification under Division E of this article.

     (b) The undertaking required by subsection (a)(2) must be an unlimited general obligation of the director but need not be secured and may be accepted without reference to financial ability to make repayment.

     (c) Determination and authorizations of payments under this section shall be made in the manner specified in Section 8.55.

         10-2B-8.54 COURT-ORDERED INDEMNIFICATION. A director of the corporation who is a party to a proceeding may apply for indemnification to the court conducting the proceedings, or may file an action therefor in another court of competent jurisdiction if such court has jurisdiction over the corporation and the corporation is a party to the proceeding. On receipt of such an application or the filing of such an action, the court after giving any notice it considers necessary may order indemnification if it determines:

         (1) The director is entitled to mandatory indemnification under Section 8.52, in which case the court shall also order the corporation to pay the director's reasonable expenses incurred to obtain court-ordered indemnification; or

         (2) The director is fairly and reasonably entitled to indemnification in view of all the relevant circumstances, whether or not he or she met the standard of conduct set forth in Section 8.51 or was adjudged liable as described in Section 8.51(d), but if he or she was adjusted so liable the indemnification is limited to reasonable expenses incurred.

         10-2B-8.55 DETERMINATION AND AUTHORIZATION OF INDEMNIFICATION. (a) A corporation may not indemnify a director under Section 8.51 unless authorized in the specific case after a determination has been made that indemnification of the director is permissible in the circumstances because the director has met the standard of conduct set forth in Section 8.51.

         (b) The determination shall be made:

             (1) By the board of directors by majority vote of a quorum consisting of directors not at the time parties to the proceeding;

             (2) If a quorum cannot be obtained under subdivision (1), by majority vote of a committee duly designated by the board of directors (in which designation directors who are parties may participate) consisting solely of two ore more directors not at the time parties to the proceeding;

             (3) By special legal counsel;

                 (i) Selected by the board of directors or its committee in the manner prescribed in subdivision (1) or (2); or

                 (ii) If a quorum of the board of directors cannot be
             obtained under subdivision (1) and a committee cannot be designated under subdivision (2), selected by majority vote of the full board of directors (in which selection directors who are parties may participate); or

             (4) By the shareholders, but shares owned by or voted under the control of directors who are at the time parties to the proceeding may not be voted on the determination. A majority of the shares that are entitled to vote on the transaction by virtue of not being owned by or under the control of such directors constitutes a quorum for the purpose of taking action under this section.

         (c) Authorization of indemnification and evaluation as to reasonableness of expenses shall be made in the same manner as the determination that indemnification is permissible, except that if the determination is made by special legal counsel, authorization of indemnification and evaluation as to reasonableness of expenses shall be made by those entitled under subsection
(b)(3) to select counsel.

         10-2B-8.56 INDEMNIFICATION OF OFFICERS, EMPLOYEES, AND AGENTS. (a) An officer of a corporation who is not a director is entitled to mandatory indemnification under Section 8.52, and is entitled to apply for court-ordered indemnification under Section 8.54, in each case to the same extent as a director.

         (b) A corporation may indemnify and may advance expenses under Division E of this article to an officer, employee, or agent of the corporation who is not a director to the same extent as to a director.

         10-2B-8.57 INSURANCE. A corporation may purchase and maintain insurance, or furnish similar protection (including but not limited to trust funds, self-insurance reserves, or the like), on behalf of an individual who is or was a director, officer, employee, or agent of the corporation, or who, while a director, officer, employee, or agent of the corporation, is or was serving at the request of the corporation as a director, officer, partner, trustee, employee, or agent of another foreign or domestic corporation, partnership, joint venture trust, employee benefit plan, or other enterprise, against liability asserted against or incurred by him or her in that capacity or arising from his or her status as a director, officer, employee or agent, whether or not the corporation would have power to indemnify him or her against the same liability under Section 8.51 or 8.52.

         10-2B-8.58 APPLICATION OF INDEMNIFICATION PROVISIONS. (a) Any indemnification, or advance for expenses, authorized under Division E of this article shall not be deemed exclusive of and shall be in addition to that which may be contained in a corporation's articles of incorporation, bylaws, a resolution of its shareholders or board of directors, or in a contract or otherwise.

         (b) Division E of this article does not limit a corporation's power to pay or reimburse expenses incurred by a director in connection with the director's appearance as a witness in a proceeding at a time when he or she has not been made a named defendant or respondent to the proceeding.

         The registrant has purchased director and officer liability insurance that insurers directors and officers against certain liabilities in connection with the performance of their duties as directors and officers, and that provides for payment to the registrant of costs incurred by it in indemnifying its directors and officers.

         The Company's Articles of Incorporation also provide that a director of the Company shall not be personally liable to the Company or its shareholders for monetary damages for any action taken, or any failure to take any action, as a director, except for liability for (i) the amount of a financial benefit received by a director to which he or she is not entitled; (ii) an intentional infliction of harm on the Company or the shareholders; (iii) a violation of
Section 10-2B-8.33 of the 1994 Alabama Business Corporation Act ("Liability for Unlawful Distributions"); (iv) an intentional violation of criminal law; or (v) a breach of the director's duty of loyalty to the Company or its shareholders.

ITEM 7.  EXEMPTION FROM REGISTRATION CLAIMED
------

         Not Applicable.

ITEM 8.  EXHIBITS
------

         For a list of all exhibits filed or included as part of this Registration Statement, see "Index to Exhibits" at the end of this Registration Statement.

ITEM 9.  UNDERTAKINGS
------

         1.  The undersigned registrant hereby undertakes:

             (a) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement --

                 (i) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

         (b) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (c) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         2. The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of
1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned thereunto duly authorized, in the City of Selma, State of Alabama, on December 29, 1997.

                                     THE PEOPLES BANCTRUST COMPANY, INC.


                                By:  /s/ Richard P. Morthland
                                     ------------------------
                                     Richard P. Morthland
                                     Chairman of the Board and
                                     Chief Executive Officer
                                     (Duly Authorized Representative)

         Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

          We, the undersigned directors and officers of the registrant, hereby severally constitute and appoint Richard P. Morthland our true and lawful attorney and agent, to do any and all things in our names in the capacities indicated below which said person may deem necessary or advisable to enable the registrant to comply with the Securities Act of 1933, as amended, and any rules, regulations and requirements of the Securities and Exchange Commission, in connection with the registration statement on Form S-8 relating to the offering of the registrant's Common Stock, including specifically, but not limited to, power and authority to sign for us in our names in the capacities indicated below the registration statement and any and all amendments (including post-effective amendments) thereto; and we hereby approve, ratify and confirm all that said person shall do or cause to be done by virtue thereof.

Signatures                     Title                           Date
----------                     -----                           ----


/s/ Richard P. Morthland       Chairman of the Board           December 29, 1997
--------------------------      and Chief Executive Officer
Richard P. Morthland


/s/ Andrew C. Bearden, Jr.     Executive Vice President        December 29, 1997
--------------------------      and Chief Financial Officer
Andrew C. Bearden, Jr.


/s/ Virginia L. Sellers        Treasurer                       December 29, 1997
-----------------------         (Principal Accounting Officer)
Virginia L. Sellers


/s/ Julius R. Brown            Director                        December 29, 1997
--------------------
Julius R. Brown


/s/ Clyde B. Cox, Jr.          Director                        December 29, 1997
---------------------
Clyde B. Cox, Jr.


/s/ Harry W. Gamble, Jr.       Director                        December 29, 1997
------------------------
Harry W. Gamble, Jr.

Signatures                     Title                           Date
----------                     -----                           ----

/s/ Ted M. Henry               Director                        December 29, 1997
----------------
Ted M. Henry


/s/ Elam P. Holley, Jr.        Director, President and         December 29, 1997
-----------------------         Chief Operating Officer
Elam P. Holley, Jr.


/s/ Edith M. Jones             Director                        December 29, 1997
------------------
Edith M. Jones


/s/ A.D. Lovelady              Director                        December 29, 1997
-----------------
A.D. Lovelady


/s/ Thomas E. Newton           Director                        December 29, 1997
--------------------
Thomas E. Newton


/s/ David Y. Pearce            Director                        December 29, 1997
-------------------
David Y. Pearce


/s/ C. Ernest Smith            Director                        December 29, 1997
-------------------
C. Ernest Smith


/s/ Julius E. Talton           Director                        December 29, 1997
--------------------
Julius E. Talton

                               INDEX TO EXHIBITS


 Sequential
  Exhibit    Description
  -------    -----------

     4.1     The Peoples BancTrust Company, Inc. 1992 Stock Option Plan

     4.2 Form of Stock Option Agreement to be entered into with Optionees with respect to Incentive Stock Options granted under the 1992 Stock Option Plan

     4.3 Form of Stock Option Agreement to be entered into with Optionees with respect to Non-Incentive Stock Options granted under the 1992 Stock Option Plan

     5 Opinion of Kutak Rock, as to the validity of the Common Stock being registered

    23.1 Consent of Reinhart, Boerner, Van Deuren, Norris & Rieselbach, P.C. (appears in its opinion filed as Exhibit 5.1)

    23.2     Consent of Independent Accountants

    24 Power of Attorney of directors and officers of the Company (included in the signature page to this Registration Statement)